                                EXHIBIT 99-B.4.17

                    AETNA LIFE INSURANCE AND ANNUITY COMPANY

                                   ENDORSEMENT

The Contract is hereby endorsed as follows:

Add the following provision to Section 3.16.  SURRENDER FEE


     (j) From the portion of the Individual Account's Current Value invested in the Fund(s) and/or the GA Account attributable to Purchase Payment(s) made on or after April 1, 1995. This condition will apply only to the extent that the portion of the Purchase Payment which was initially allocated to one or more of these investment options and whose Current Value has remained in one or more of these investment options since the Purchase Payment was made. For any surrender, the Current Value of the Purchase Payment(s) made on or after April 1, 1995 will be withdrawn first. Then, the remaining Current Value will be used to satisfy the surrender request.


Endorsed and made a part of the Contract effective March 31, 1995.





                               /s/  Thomas J. McInerney
                               ----------------------------------------
                               Thomas J. McInerney, President
                               Aetna Life Insurance and Annuity Company













EDSC-94(XC/M)